Exhibit 99.1

3756 Central Avenue	NEWS RELEASE
Riverside, CA 92506
(951) 686-6060

PROVIDENT FINANCIAL HOLDINGS REPORTS
FIRST QUARTER OF FISCAL 2026 RESULTS

Net Income of $1.68 million in the September 2025 Quarter, Up 3% from the Sequential Quarter and
Down 12% from the Comparable Quarter Last Year

Net Interest Margin of 3.00% in the September 2025 Quarter, Up Six Basis Points from the Sequential
Quarter and Up 16 Basis Points from the Comparable Quarter Last Year

Loans Held for Investment of $1.04 Billion at September 30, 2025, Down Slightly from $1.05 Billion at
June 30, 2025

Total Deposits of $874.8 Million at September 30, 2025, Down 2% from June 30, 2025

Non-Performing Assets to Total Assets Ratio of 0.15% at September 30, 2025, Up from 0.11% at June 30, 2025

Riverside, Calif. – October 28, 2025 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced earnings for the first quarter of the fiscal year ending June 30, 2026.
The Company reported net income of $1.68 million, or $0.25 per diluted share (on 6.63 million average diluted shares outstanding), for the quarter ended September 30, 2025, up three percent from $1.63 million, or $0.24 per diluted share (on 6.65 million average diluted shares outstanding), in the fourth quarter of fiscal 2025, but down 12 percent from net income of $1.90 million, or $0.28 per diluted share (on 6.86 million average diluted shares outstanding), in the comparable period a year ago. The increase from the sequential quarter primarily reflected a $462,000 higher recovery of credit losses, partially offset by a $374,000 increase in the provision for income taxes. The decrease from the first quarter ended September 30, 2024 was due primarily to a $265,000 increase in the provision for income taxes, a $111,000 increase in non-interest expense (primarily attributable to higher salaries and employee benefits), an $86,000 decrease in non-interest income and a $71,000 lower recovery of credit losses, partly offset by a $314,000 increase in net interest income.
"I am pleased with our results for the first quarter of fiscal 2026,” stated Donavon P. Ternes, President and Chief Executive Officer of the Company. “Strong credit quality and a shortened expected average life of our loan portfolio, resulting from lower mortgage interest rates, contributed to a significant recovery from the allowance for credit losses. In addition, our net interest margin resumed its upward trajectory, and our operating expenses remained well controlled. We continue to actively repurchase shares under our stock buyback program and have maintained a consistent quarterly cash dividend for many years. As we look forward, we anticipate improving fundamentals as the yield curve becomes more favorable and general economic conditions remain stable, though we recognize that balance sheet growth may remain a challenge,” concluded Ternes.

Return on average assets was 0.55 percent for the first quarter of fiscal 2026, compared to 0.53 percent in the fourth quarter of fiscal 2025 and 0.61 percent for the first quarter of fiscal 2025. Return on average stockholders’ equity for the first quarter of fiscal 2026 was 5.17 percent, compared to 5.01 percent for the fourth quarter of fiscal 2025 and 5.78 percent for the first quarter of fiscal 2025.
In the first quarter of fiscal 2026, net interest income increased $314,000 or four percent to $8.93 million from $8.62 million for the same quarter last year. The increase was due to a higher net interest margin, which rose 16 basis points to 3.00 percent from 2.84 percent in the same quarter last year, reflecting a higher yield in interest-earning assets and a decline in funding costs. The average yield on interest-earning assets increased 12 basis points to 4.75 percent in the first quarter of fiscal 2026 from 4.63 percent in the same quarter last year, while average funding costs decreased five basis points to 1.92 percent from 1.97 percent, primarily due to a lower cost of borrowings. These benefits were partially offset by a two percent decrease in the average balance of interest-earning assets, which totaled $1.19 billion in the first quarter of fiscal 2026, down from $1.22 billion in the same quarter last year, primarily due to decreases in the average balance of investment securities and loans receivable, partly offset by an increase in interest-earning deposits, mainly cash balances at the Federal Reserve Bank (“FRB”) of San Francisco.
Interest income on loans receivable increased $108,000, or one percent, to $13.13 million in the first quarter of fiscal 2026 from $13.02 million in the same quarter last year, primarily due to a higher average loan yield, partly offset by a slightly lower average loan balance. The average yield on loans receivable increased eight basis points to 5.05 percent in the first quarter of fiscal 2026 from 4.97 percent in the same quarter last year. Adjustable-rate loans of approximately $120.3 million repriced upward in the first quarter of fiscal 2026 by approximately 24 basis points, from a weighted average rate of 7.09 percent to 7.33 percent. Net deferred loan cost amortization was $340,000 in the first quarter of fiscal 2026, down four percent from $355,000 in the same quarter last year. The average balance of loans receivable decreased $9.6 million, or one percent, to $1.04 billion in the first quarter of fiscal 2026 from $1.05 billion in the same quarter last year. Total loans originated for investment in the first quarter of fiscal 2026 were $29.6 million, up two percent from $28.9 million in the same quarter last year, while loan principal payments received in the first quarter of fiscal 2026 were $34.5 million, up one percent from $34.0 million in the same quarter last year.
Interest income from investment securities decreased $52,000, or 11 percent, to $430,000 in the first quarter of fiscal 2026 from $482,000 for the same quarter of fiscal 2025. This decrease was attributable to a lower average balance, partly offset by a higher average yield. The average balance of investment securities decreased $20.9 million, or 16 percent, to $108.7 million in the first quarter of fiscal 2026 from $129.6 million in the same quarter last year. The decrease in the average balance was due to scheduled principal payments and prepayments of investment securities. The average yield on investment securities increased nine basis points to 1.58 percent in the first quarter of fiscal 2026 from 1.49 percent for the same quarter last year. The increase in the average yield was primarily attributable to a lower premium amortization during the current quarter in comparison to the same quarter last year ($74,000 vs. $110,000) due to lower total principal repayments ($5.5 million vs. $5.7 million) and, to a lesser extent, the upward repricing of adjustable-rate mortgage-backed securities.
In the first quarter of fiscal 2026, the Bank received $211,000 in cash dividends from the Federal Home Loan Bank (“FHLB”) – San Francisco stock and other equity investments, slightly higher than the $210,000 in the same quarter last year, resulting from a higher average balance that was partly offset by a lower average yield. The average balance in the first quarter of fiscal 2026 was $10.3 million, up from $10.1 million in the same quarter of fiscal 2025, while the average yield decreased nine basis points to 8.21 percent in the first quarter of fiscal 2026 from 8.30 percent in the same quarter last year.
Interest income from interest-earning deposits, primarily cash deposited at the FRB of San Francisco, was $374,000 in the first quarter of fiscal 2026, up $14,000 or four percent from $360,000 in the same quarter of fiscal 2025. The increase was due to a higher average balance, partly offset by a lower average yield. The average balance of the Company’s interest-earning deposits increased $7.2 million, or 27 percent, to $33.5 million in the first quarter of fiscal 2026 from $26.3 million in the same quarter last year. The average yield earned on interest-earning deposits in the first quarter of fiscal 2026 was 4.37 percent, down 98 basis points from 5.35 percent in the same quarter last year. The decrease in the average yield was due to a lower average interest rate on the FRB’s reserve balances resulting from decreases in the targeted federal funds rate during the comparable periods.
Interest expense on deposits for the first quarter of fiscal 2026 was $2.99 million, an increase of $162,000 or six percent from $2.82 million for the same period last year. The increase was attributable to higher rates paid on deposits and a slightly higher average balance. The average cost of deposits was 1.34 percent in the first quarter of fiscal 2026, up seven basis points from 1.27 percent in the same quarter last year, primarily due to a greater proportion of time deposits, including brokered certificates of deposit which carry higher interest rates. The average balance of deposits was $885.0 million in the first quarter of fiscal 2026, up slightly from $880.6 million in the same quarter last year.
Transaction account balances, or “core deposits,” decreased $10.7 million, or two percent, to $565.8 million at September 30, 2025 from $576.5 million at June 30, 2025. Time deposits decreased $3.3 million, or one percent, to $309.0 million at September 30, 2025 from $312.3 million at June 30, 2025. Brokered certificates of deposit totaled $123.8 million at September 30, 2025, down from $131.0 million at June 30, 2025. The weighted average cost of brokered certificates of deposit was 4.10 percent and 4.24 percent (including broker fees) at September 30, 2025 and June 30, 2025, respectively.

Interest expense on borrowings, primarily comprised of FHLB advances, decreased $405,000, or 15 percent, to $2.23 million during the first quarter of fiscal 2026, compared to $2.64 million for the same period last year. This decrease was due to a $27.9 million, or 13 percent, decrease in average borrowings to $192.9 million and, to a lesser extent, a 15 basis point decrease in average borrowing costs to 4.59 percent.
At September 30, 2025, the Bank had approximately $279.0 million of remaining borrowing capacity with the FHLB, an additional $143.3 million available through a borrowing facility with the FRB of San Francisco, and an unused unsecured federal funds borrowing facility of $50.0 million with its correspondent bank. Total available borrowing capacity across all sources was approximately $472.3 million at September 30, 2025.
During the first quarter of fiscal 2026, the Company recorded a recovery of credit losses totaling $626,000, which is net of an $18,000 provision related to unfunded loan commitment reserves. This compares to a $697,000 recovery of credit losses in the same quarter last year and a $164,000 recovery of credit losses in the fourth quarter of fiscal 2025 (sequential quarter). The recovery of credit losses was primarily due to a decline in the expected life of the loan portfolio attributable to a decline in mortgage interest rates.
Non-performing assets, comprised solely of non-accrual loans secured by properties located in California, increased $474,000, or 34 percent, to $1.9 million, representing 0.15 percent of total assets at September 30, 2025, compared to $1.4 million, or 0.11 percent, of total assets at June 30, 2025. At September 30, 2025, non-performing loans were comprised of five single-family loans and two multi-family loans, compared to seven single-family loans and one multi-family loan at June 30, 2025. At both dates, the Bank had no real estate owned and no loans 90 days or more past due that were still accruing interest. Additionally, no loan charge-offs occurred during the quarters ended September 30, 2025 and 2024.
Classified assets were $7.1 million at September 30, 2025, consisting of $1.8 million of loans in the special mention category and $5.3 million of loans in the substandard category. This compares to $5.0 million at June 30, 2025, consisting of $1.1 million of loans in the special mention category and $3.9 million of loans in the substandard category.
The allowance for credit losses on loans held for investment was $5.8 million, or 0.56 percent of gross loans held for investment, at September 30, 2025, down from $6.4 million, or 0.62 percent of gross loans held for investment, at June 30, 2025. The decrease in the allowance for credit losses was due primarily to a shorter estimated average life of the loan portfolio attributable to a decline in mortgage interest rates. Management believes, based on currently available information, the allowance for credit losses is sufficient to absorb expected losses inherent in loans held for investment at September 30, 2025.
Non-interest income decreased by $86,000, or 10 percent, to $813,000 in the first quarter of fiscal 2026 from $899,000 in the same period last year, primarily due to a $77,000, or 44 percent,  decline in other non-interest income due to unrealized losses of other equity investments and, to a lesser extent, declines in deposit account fees, and card and processing fees, partly offset by a $42,000, or 40 percent, increase in loan servicing and other fees due to higher loan prepayment fees. On a sequential quarter basis, non-interest income decreased $67,000, or eight percent, primarily due to decreases in card and processing fees and other non-interest income, partly offset by an increase in loan servicing and other fees.
Non-interest expense increased $111,000, or one percent, to $7.63 million in the first quarter of fiscal 2026 from $7.52 million for the same quarter last year, primarily due to a $137,000, or three percent, increase in salaries and employee benefits expenses and a $63,000, or 18 percent, increase in equipment expense, partly offset by decreases in sales and marketing, deposit insurance and regulatory assessments, and other operating expenses. The higher salaries and employee benefits expenses were primarily due to an increase in compensation expenses, partly offset by a decrease in retirement plan benefit expenses. The increase in equipment expense was due to software upgrades and maintenance. On a sequential quarter basis, non-interest expense increased slightly, as compared to the fourth quarter of fiscal 2025.

The Company’s efficiency ratio, defined as non-interest expense divided by the sum of net interest income and non-interest income, in the first quarter of fiscal 2026 was 78.35 percent, an improvement from 79.08 percent in the same quarter last year but slightly higher compared to 78.06 percent in the fourth quarter of fiscal 2025 (sequential quarter). The improvement in the efficiency ratio from the comparable quarter last year was due to a higher net interest income, partly offset by a lower total non-interest income and a higher total non-interest expense.
The Company’s provision for income taxes was $1.05 million for the first quarter of fiscal 2026, up 34 percent from $789,000 in the same quarter last year and up 55 percent from $680,000 for the fourth quarter of fiscal 2025 (sequential quarter). The increase during the current quarter compared to both the sequential quarter and same quarter last year was due to a $251,000 adjustment attributable to the write-off of deferred tax assets associated with expired non-qualified stock options, which reduced the expected tax benefit. The effective tax rate in the first quarter of fiscal 2026 was 38.5 percent as compared to 29.3 percent in the same quarter last year and 29.5 percent for the fourth quarter of fiscal 2025 (sequential quarter).
The Company repurchased 66,707 shares of its common stock at an average cost of $15.75 per share during the quarter ended September 30, 2025. As of September 30, 2025, a total of 150,321 shares remained available for future purchase under the Company’s current repurchase program.
The Bank currently operates 13 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).
The Company will host a conference call for institutional investors and bank analysts on Wednesday, October 29, 2025 at 9:00 a.m. (Pacific) to discuss its financial results. The conference call can be accessed by dialing 1-800-715-9871 and referencing Conference ID number 7361828.

An audio replay of the conference call will be available through Wednesday, November 5, 2025 by dialing 1-800-770-2030 and referencing Conference ID number 7361828.
For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.
Safe-Harbor Statement

This press release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to the Company’s financial condition, liquidity, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements as they are subject to various risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited to: adverse economic conditions in our local market areas or other markets where we have lending relationships; effects of employment levels, labor shortages, persistent inflation, recessionary pressures or slowing economic growth; changes in interest rate levels and the duration of such changes, including actions by the Board of Governors of the Federal Reserve Board (the “Federal Reserve”), which could adversely affect our revenues and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; the impact of inflation and monetary and fiscal policy responses thereto, and their impact on consumer and business behavior; the effects of a Federal government shutdown, debt ceiling standoff, or other fiscal policy uncertainty; credit risks of lending activities, including loan delinquencies, write-offs, changes in our allowance for credit losses (“ACL”), and provision for credit losses; increased competitive pressures, including repricing and competitors’ pricing initiatives, and their impact on our market position, loan, and deposit products; quality and composition of our securities portfolio and the impact of adverse changes in the securities markets; fluctuations in deposits; secondary market conditions for loans and our ability to sell loans in the secondary market; liquidity issues, including our ability to borrow funds or raise additional capital, if necessary; expectations regarding key growth initiatives and strategic priorities; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; results of examinations of us by regulatory authorities, which may the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or our bank subsidiary which could require us to increase our ACL, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings; the ability to adapt to rapid technological changes, including advancements in artificial intelligence, digital banking, and cybersecurity; legislative or regulatory changes, including but not limited to shifts in capital requirements, banking regulation, tax laws, or consumer protection laws; use of estimates in determining the fair value of assets, which may prove incorrect; vulnerabilities in information systems or third-party service providers, including disruptions, breaches, or attacks; geopolitical developments and international conflicts, including but not limited to tensions or instability in Eastern Europe, the Middle East, and Asia, or the imposition of new or increased tariffs and trade restrictions, which may disrupt financial markets, global supply chains, energy prices, or economic activity in specific industry sectors; staffing fluctuations in response to product demand or corporate implementation strategies; our ability to pay dividends on our common stock; environmental, social and governance goals; effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, domestic political unrest and other external events; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with and furnished to the Securities and Exchange Commission (“SEC”), which are available on our website at www.myprovident.com and on the SEC’s website at www.sec.gov.

We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements whether as a result of new information, future events or otherwise. These risks could cause our actual results for fiscal 2026 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us and could negatively affect our operating and stock price performance.

Contacts:	Donavon P. Ternes	Peter C. Fan
	President and	Senior Vice President and
	Chief Executive Officer	Chief Financial Officer

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Financial Condition
(Unaudited –In Thousands, Except Share and Per Share Information)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2025	2025	2025	2024	2024
Assets
Cash and cash equivalents	$49,407	$53,090	$50,915	$45,539	$48,193
Investment securities - held to maturity, at cost with no allowance for credit losses	103,877	109,399	113,617	118,888	124,268
Investment securities - available for sale, at fair value	1,544	1,607	1,681	1,750	1,809
Loans held for investment, net of allowance for credit losses of $5,780, $6,424, $6,577, $6,956 and $6,329, respectively; includes $1,010, $1,018, $1,032, $1,016 and $1,082 of loans held at fair value, respectively	1,041,776	1,045,745	1,058,980	1,053,603	1,048,633
Accrued interest receivable	4,180	4,215	4,263	4,167	4,287
FHLB - San Francisco stock and other equity investments, includes $702, $730, $721, $650 and $565 of other equity investments at fair value, respectively	10,270	10,298	10,289	10,218	10,133
Premises and equipment, net	8,992	9,324	9,388	9,474	9,615
Prepaid expenses and other assets	10,761	11,935	11,047	11,327	10,442
Total assets	$1,230,807	$1,245,613	$1,260,180	$1,254,966	$1,257,380

Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing deposits	$79,007	$83,566	$89,103	$85,399	$86,458
Interest-bearing deposits	795,832	805,206	812,216	782,116	777,406
Total deposits	874,839	888,772	901,319	867,515	863,864

Borrowings	213,066	213,073	215,580	245,500	249,500
Accounts payable, accrued interest and other liabilities	14,532	15,223	14,406	13,321	14,410
Total liabilities	1,102,437	1,117,068	1,131,305	1,126,336	1,127,774

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)	—	—	—	—	—
Common stock, $.01 par value; (40,000,000 shares authorized; 18,229,615, 18,229,615, 18,229,615, 18,229,615 and 18,229,615 shares issued respectively; 6,511,011, 6,577,718, 6,653,822, 6,705,691 and 6,769,247 shares outstanding, respectively)	183	183	183	183	183
Additional paid-in capital	99,306	99,149	99,096	98,747	98,711
Retained earnings	213,163	212,403	211,701	210,779	210,853
Treasury stock at cost (11,718,604, 11,651,897, 11,575,793, 11,523,924, and 11,460,368 shares, respectively)	(184,300)	(183,207)	(182,121)	(181,094)	(180,155)
Accumulated other comprehensive income, net of tax	18	17	16	15	14
Total stockholders’ equity	128,370	128,545	128,875	128,630	129,606
Total liabilities and stockholders’ equity	$1,230,807	$1,245,613	$1,260,180	$1,254,966	$1,257,380

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(Unaudited - In Thousands, Except Per Share Information)

	For the Quarter Ended
	September 30,
	2025	2024
Interest income:
Loans receivable, net	$13,131	$13,023
Investment securities	430	482
FHLB - San Francisco stock and other equity investments	211	210
Interest-earning deposits	374	360
Total interest income	14,146	14,075

Interest expense:
Checking and money market deposits	51	53
Savings deposits	171	112
Time deposits	2,764	2,659
Borrowings	2,230	2,635
Total interest expense	5,216	5,459

Net interest income	8,930	8,616
Recovery of credit losses	(626)	(697)
Net interest income, after recovery of credit losses	9,556	9,313

Non-interest income:
Loan servicing and other fees	146	104
Deposit account fees	265	298
Card and processing fees	302	320
Other	100	177
Total non-interest income	813	899

Non-interest expense:
Salaries and employee benefits	4,770	4,633
Premises and occupancy	947	951
Equipment	406	343
Professional	414	426
Sales and marketing	148	173
Deposit insurance premiums and regulatory assessments	165	183
Other	784	814
Total non-interest expense	7,634	7,523
Income before income taxes	2,735	2,689
Provision for income taxes	1,054	789
Net income	$1,681	$1,900

Basic earnings per share	$0.26	$0.28
Diluted earnings per share	$0.25	$0.28
Cash dividends per share	$0.14	$0.14

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Operations – Sequential Quarters
(Unaudited – In Thousands, Except Per Share Information)

	For the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2025	2025	2025	2024	2024
Interest income:
Loans receivable, net	$13,131	$13,102	$13,368	$13,050	$13,023
Investment securities	430	446	459	471	482
FHLB - San Francisco stock and other equity investments	211	209	213	213	210
Interest-earning deposits	374	342	389	287	360
Total interest income	14,146	14,099	14,429	14,021	14,075

Interest expense:
Checking and money market deposits	51	40	46	51	53
Savings deposits	171	144	127	117	112
Time deposits	2,764	2,798	2,573	2,506	2,659
Borrowings	2,230	2,235	2,471	2,588	2,635
Total interest expense	5,216	5,217	5,217	5,262	5,459

Net interest income	8,930	8,882	9,212	8,759	8,616
(Recovery of) provision for credit losses	(626)	(164)	(391)	586	(697)
Net interest income, after (recovery of) provision for credit losses	9,556	9,046	9,603	8,173	9,313

Non-interest income:
Loan servicing and other fees	146	120	135	60	104
Deposit account fees	265	256	276	282	298
Card and processing fees	302	354	291	300	320
Other	100	150	205	203	177
Total non-interest income	813	880	907	845	899

Non-interest expense:
Salaries and employee benefits	4,770	4,771	4,776	4,826	4,633
Premises and occupancy	947	886	880	917	951
Equipment	406	403	417	379	343
Professional	414	355	386	412	426
Sales and marketing	148	173	181	187	173
Deposit insurance premiums and regulatory assessments	165	172	195	190	183
Other	784	860	1,021	883	814
Total non-interest expense	7,634	7,620	7,856	7,794	7,523
Income before income taxes	2,735	2,306	2,654	1,224	2,689
Provision for income taxes	1,054	680	797	352	789
Net income	$1,681	$1,626	$1,857	$872	$1,900

Basic earnings per share	$0.26	$0.25	$0.28	$0.13	$0.28
Diluted earnings per share	$0.25	$0.24	$0.28	$0.13	$0.28
Cash dividends per share	$0.14	$0.14	$0.14	$0.14	$0.14

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands, Except Share and Per Share Information)

	As of and For the
	Quarter Ended
	September 30,
	2025	2024
SELECTED FINANCIAL RATIOS:
Return on average assets	0.55%	0.61%
Return on average stockholders' equity	5.17%	5.78%
Stockholders’ equity to total assets	10.43%	10.31%
Net interest spread	2.83%	2.66%
Net interest margin	3.00%	2.84%
Efficiency ratio	78.35%	79.06%
Average interest-earning assets to average interest-bearing liabilities	110.60%	110.34%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.26	$0.28
Diluted earnings per share	$0.25	$0.28
Book value per share	$19.72	$19.15
Shares used for basic EPS computation	6,565,592	6,833,125
Shares used for diluted EPS computation	6,626,012	6,863,083
Total shares issued and outstanding	6,511,011	6,769,247

LOANS ORIGINATED FOR INVESTMENT:
Mortgage loans:
Single-family	$19,124	$22,449
Multi-family	8,504	5,190
Commercial real estate	2,012	1,260
Commercial business loans	—	50
Total loans originated for investment	$29,640	$28,949

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands, Except Share and Per Share Information)

	As of and For the
	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
	09/30/25	06/30/25	03/31/25	12/31/24	09/30/24
SELECTED FINANCIAL RATIOS:
Return on average assets	0.55%	0.53%	0.59%	0.28%	0.61%
Return on average stockholders' equity	5.17%	5.01%	5.71%	2.66%	5.78%
Stockholders’ equity to total assets	10.43%	10.32%	10.23%	10.25%	10.31%
Net interest spread	2.83%	2.76%	2.82%	2.74%	2.66%
Net interest margin	3.00%	2.94%	3.02%	2.91%	2.84%
Efficiency ratio	78.35%	78.06%	77.64%	81.15%	79.06%
Average interest-earning assets to average interest-bearing liabilities	110.60%	110.41%	110.25%	110.52%	110.34%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.26	$0.25	$0.28	$0.13	$0.28
Diluted earnings per share	$0.25	$0.24	$0.28	$0.13	$0.28
Book value per share	$19.72	$19.54	$19.37	$19.18	$19.15
Average shares used for basic EPS	6,565,592	6,604,758	6,679,808	6,744,653	6,833,125
Average shares used for diluted EPS	6,626,012	6,653,214	6,732,794	6,792,759	6,863,083
Total shares issued and outstanding	6,511,011	6,577,718	6,653,822	6,705,691	6,769,247

LOANS ORIGINATED FOR INVESTMENT:
Mortgage loans:
Single-family	$19,124	$18,303	$22,163	$29,583	$22,449
Multi-family	8,504	9,343	4,087	6,495	5,190
Commercial real estate	2,012	1,017	1,135	365	1,260
Construction	—	725	—	—	—
Commercial business loans	—	—	500	—	50
Total loans originated for investment	$29,640	$29,388	$27,885	$36,443	$28,949

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	As of	As of	As of	As of	As of
	09/30/25	06/30/25	03/31/25	12/31/24	09/30/24
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$23	$23	$23	$23	$23
Allowance for credit losses on loans held for investment	$5,780	$6,424	$6,577	$6,956	$6,329
Non-performing loans to loans held for investment, net	0.18%	0.14%	0.13%	0.24%	0.20%
Non-performing assets to total assets	0.15%	0.11%	0.11%	0.20%	0.17%
Allowance for credit losses on loans to gross loans held for investment	0.56%	0.62%	0.62%	0.66%	0.61%
Net loan charge-offs (recoveries) to average loans receivable (annualized)	—%	—%	—%	—%	—%
Non-performing loans	$1,888	$1,414	$1,395	$2,530	$2,106
Loans 30 to 89 days delinquent	$—	$2	$199	$3	$2

	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
	09/30/25	06/30/25	03/31/25	12/31/24	09/30/24
(Recovery) recourse provision for loans sold	$—	$—	$—	$—	$(3)
(Recovery of) provision for credit losses	$(626)	$(164)	$(391)	$586	$(697)
Net loan charge-offs (recoveries)	$—	$—	$—	$—	$—

	As of	As of	As of	As of	As of
	09/30/2025	06/30/2025	03/31/2025	12/31/2024	09/30/2024
REGULATORY CAPITAL RATIOS (BANK):
Tier 1 leverage ratio	9.55%	10.11%	9.85%	9.81%	9.63%
Common equity tier 1 capital ratio	18.19%	19.50%	19.01%	18.60%	18.36%
Tier 1 risk-based capital ratio	18.19%	19.50%	19.01%	18.60%	18.36%
Total risk-based capital ratio	19.09%	20.51%	20.03%	19.67%	19.35%

	As of September 30,
	2025		2024
	Balance	Rate(1)	Balance	Rate(1)
INVESTMENT SECURITIES:
Held to maturity (at cost):
U.S. SBA securities	$257	4.85%	$440	5.85%
U.S. government sponsored enterprise MBS	99,154	1.60	120,128	1.56
U.S. government sponsored enterprise CMO	4,466	2.72	3,700	2.15
Total investment securities held to maturity	$103,877	1.66%	$124,268	1.59%

Available for sale (at fair value):
U.S. government agency MBS	$1,038	5.10%	$1,185	4.15%
U.S. government sponsored enterprise MBS	431	6.44	539	6.83
Private issue CMO	75	5.77	85	6.15
Total investment securities available for sale	$1,544	5.51%	$1,809	5.04%
Total investment securities	$105,421	1.72%	$126,077	1.64%

(1)	Weighted-average yield earned on all instruments included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	As of September 30,
	2025		2024
	Balance	Rate(1)	Balance	Rate(1)
LOANS HELD FOR INVESTMENT:
Mortgage loans:
Single-family (1 to 4 units)	$549,535	4.72%	$524,235	4.59%
Multi-family (5 or more units)	415,175	5.57	435,782	5.46
Commercial real estate	71,010	6.59	81,169	6.70
Construction	632	8.15	2,816	8.99
Other	88	5.25	92	5.25
Commercial business loans	1,324	9.43	1,510	10.01
Consumer loans	61	17.50	63	18.50
Total loans held for investment, gross	1,037,825	5.20%	1,045,667	5.14%

Advance payments of escrows	184		127
Deferred loan costs, net	9,547		9,168
Allowance for credit losses on loans	(5,780)		(6,329)
Total loans held for investment, net	$1,041,776		$1,048,633
Purchased loans serviced by others included above	$1,626	5.72%	$1,776	5.73%
(1)	Weighted-average yield earned on all instruments included in the balance of the respective line item.

	As of September 30,
	2025		2024
	Balance	Rate(1)	Balance	Rate(1)
DEPOSITS:
Checking accounts – noninterest-bearing	$79,007	—%	$86,458	—%
Checking accounts – interest-bearing	234,038	0.05	249,271	0.04
Savings accounts	228,616	0.31	237,901	0.20
Money market accounts	24,165	0.47	26,051	0.42
Time deposits	309,013	3.42	264,183	3.88
Total deposits(2)(3)	$874,839	1.32%	$863,864	1.27%

Brokered CDs included in time deposits above	$123,821	4.10%	$129,775	4.95%

BORROWINGS:
Overnight	$25,000	4.49%	$20,000	5.21%
Three months or less	54,000	5.03	30,000	4.97
Over three to six months	54,000	4.26	40,000	3.98
Over six months to one year	45,000	4.66	27,500	4.38
Over one year to two years	20,000	4.03	117,000	4.74
Over two years to three years	15,066	4.41	—	—
Over three years to four years	—	—	15,000	4.41
Over four years to five years	—	—	—	—
Over five years	—	—	—	—
Total borrowings(4)	$213,066	4.55%	$249,500	4.63%
(1)	Weighted-average rate paid on all instruments included in the balance of the respective line item.
(2)
Includes uninsured deposits of approximately $169.7 million (of which, $52.4 million are collateralized) and $124.2 million (of which, $5.2 million are collateralized) at September 30, 2025 and 2024, respectively.

(3)	The average balance of deposit accounts was approximately $37 thousand and $34 thousand at September 30, 2025 and 2024, respectively.
(4)
The Bank had approximately $279.0 million and $249.2 million of remaining borrowing capacity at the FHLB – San Francisco, approximately $143.3 million and $211.5 million of borrowing capacity at the FRB of San Francisco and $50.0 million and $50.0 million of borrowing capacity with its correspondent bank at September 30, 2025 and 2024, respectively.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	For the Quarter Ended		For the Quarter Ended
	September 30, 2025		September 30, 2024
	Balance	Rate(1)	Balance	Rate(1)
SELECTED AVERAGE BALANCE SHEETS:

Loans receivable, net	$1,039,533	5.05%	$1,049,131	4.97%
Investment securities	108,699	1.58	129,571	1.49
FHLB - San Francisco stock and other equity investments	10,286	8.21	10,120	8.30
Interest-earning deposits	33,512	4.37	26,330	5.35
Total interest-earning assets	$1,192,030	4.75%	$1,215,152	4.63%
Total assets	$1,222,396		$1,245,133

Deposits(2)	$884,951	1.34%	$880,582	1.27%
Borrowings	192,853	4.59	220,739	4.74
Total interest-bearing liabilities(2)	$1,077,804	1.92%	$1,101,321	1.97%
Total stockholders’ equity	$130,013		$131,501
(1)	Weighted-average yield earned or rate paid on all instruments included in the balance of the respective line item.
(2)
Includes the average balance of noninterest-bearing checking accounts of $81.3 million and $90.7 million during the quarters ended September 30, 2025 and 2024, respectively. The average balance of uninsured deposits of $144.5 million and $121.2 million in the quarters ended September 30, 2025 and 2024, respectively.

ASSET QUALITY:

	As of	As of	As of	As of	As of
	09/30/25	06/30/25	03/31/25	12/31/24	09/30/24
Loans on non-accrual status
Mortgage loans:
Single-family	$568	$948	$925	$2,530	$2,106
Multi-family	1,320	466	470	—	—
Total	1,888	1,414	1,395	2,530	2,106

Accruing loans past due 90 days or more:	—	—	—	—	—
Total	—	—	—	—	—

Total non-performing loans (1)	1,888	1,414	1,395	2,530	2,106

Real estate owned, net	—	—	—	—	—
Total non-performing assets	$1,888	$1,414	$1,395	$2,530	$2,106
(1)	The non-performing loan balances are net of individually evaluated or collectively evaluated allowances, specifically attached to the individual loans.